Exhibit 10.22

JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, NY 10179	BANK OF AMERICA, N.A. BOFA SECURITIES, INC. One Bryant Park New York, NY 10036	CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, NY 10013	BARCLAYS 745 Seventh Avenue New York, NY 10019

BNP PARIBAS SECURITIES CORP. BNP PARIBAS 787 Seventh Avenue New York, NY 10019	HSBC BANK USA, N.A. 452 Fifth Avenue New York, NY 10018	MIZUHO BANK, LTD. 1271 Avenue of the Americas New York, NY 10020	THE BANK OF NOVA SCOTIA 250 Vesey Street, 24th Floor New York, NY 10281

TRUIST BANK TRUIST SECURITIES, INC. 3333 Peachtree Road Atlanta, GA 30326	KEYBANK NATIONAL ASSOCIATION 127 Public Square Cleveland, OH 44114	SUMITOMO MITSUI BANKING CORPORATION 277 Park Avenue New York, NY 10172	UNICREDIT BANK AG, NEW YORK BRANCH 150 East 42nd Street New York, NY 10017

U.S. BANK

NATIONAL

ASSOCIATION

800 Nicollet Mall

Minneapolis, MN

54402

January 13, 2023

Nextracker LLC

Senior Secured Credit Facilities

Commitment Letter

Nextracker LLC

6200 Paseo Padre Pkwy

Fremont, CA USA

Attention: David Bennett, CFO

Ladies and Gentlemen:

You (“you” or the “Borrower”) have requested that each of JPMorgan Chase Bank, N.A. (“JPMorgan”), Bank of America, N.A. (“BANA”), BofA Securities, Inc. (or any of its designated affiliates, “BofA Securities” and, together with BANA, “Bank of America”), Citi (as defined below), Barclays Bank PLC (“Barclays”), BNP Paribas Securities Corp. (“BNPPSC”), BNP Paribas (“BNPP”), HSBC Bank USA, N.A. (“HSBC”), Mizuho Bank, Ltd. (“Mizuho”), The Bank of Nova Scotia (“Scotiabank”), Truist Securities, Inc. (“Truist Securities”), Truist Bank (“Truist”), KeyBank National Association (“KeyBank”), Sumitomo Mitsui Banking Corporation (“SMBC”), UniCredit Bank AG, New York Branch (“UniCredit”) and U.S. Bank National Association (“U.S. Bank” and, together with JPMorgan, Bank of America, Citi, Barclays, BNPPSC, BNPP, HSBC, Mizuho, Scotiabank, Truist Securities, Truist, KeyBank, SMBC and UniCredit, the “Commitment Parties”, “we” or “us”), agree to arrange and syndicate (x) a senior secured revolving credit facility in an aggregate amount of up to $500,000,000 (the “Revolving Credit Facility”) and (y) a senior secured term loan facility in an aggregate amount of up to $150,000,000 (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Facilities”), in each case, described in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”), and that the Commitment Parties severally commit to provide the amounts specified below in respect of the Facilities which in the aggregate constitute the entire principal amount of the Facilities. For purposes of this Commitment Letter (as defined below), “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as any of them shall determine to be appropriate to provide the services referred to herein. Capitalized terms used but not defined in this commitment letter (this “Commitment Letter”) shall have the meanings assigned to them in the Term Sheet.

JPMorgan, BofA Securities, Citi, Barclays, BNPPSC, HSBC, Mizuho, Scotiabank, Truist Securities and KeyBank are pleased to advise you that they are willing to act as joint lead arrangers for the Facilities and SMBC, UniCredit and U.S. Bank are pleased to advise you that they are willing to act as co-documentation agents for the Facilities. Furthermore, (i) JPMorgan hereby commits on a several, not joint, basis to provide (x) $67,307,692.32 of the Revolving Credit Facility and (y) $20,192,307.68 of the Term Loan Facility, (ii) BANA hereby commits on a several, not joint, basis to provide (x) $63,461,538.46 of the Revolving Credit Facility and (y) $19,038,461.54 of the Term Loan Facility, (iii) Citi hereby commits on a several, not joint, basis to provide (x) $51,923,076.92 of the Revolving Credit Facility and (y) $15,576,923.08 of the Term Loan Facility, (iv) Barclays hereby commits on a several, not joint, basis to provide (x) $48,076,923.08 of the Revolving Credit Facility and (y) $14,423,076.92 of the Term Loan Facility, (v) BNPP hereby commits on a several, not joint, basis to provide (x) $38,461,538.46 of the Revolving Credit Facility and (y) $11,538,461.54 of the Term Loan Facility, (vi) HSBC hereby commits on a several, not joint, basis to provide (x) $38,461,538.46 of the Revolving Credit Facility and (y) $11,538,461.54 of the Term Loan Facility, (vii) Mizuho hereby commits on a several, not joint, basis to provide (x) $38,461,538.46 of the Revolving Credit Facility and (y) $11,538,461.54 of the Term Loan Facility, (viii) Scotiabank hereby commits on a several, not joint, basis to provide (x) $38,461,538.46 of the Revolving Credit Facility and (y) $11,538,461.54 of the Term Loan Facility, (ix) Truist hereby commits on a several, not joint, basis to provide (x) $38,461,538.46 of the Revolving Credit Facility and (y) $11,538,461.54 of the Term Loan Facility, (x) KeyBank hereby commits on a several, not joint, basis to provide (x) $19,230,769.23 of the Revolving Credit Facility and (y) $5,769,230.77 of the Term Loan Facility, (xi) SMBC hereby commits on a several, not joint, basis to provide (x) $19,230,769.23 of the Revolving Credit Facility and (y) $5,769,230.77 of the Term Loan Facility, (xii) UniCredit hereby commits on a several, not joint, basis to provide (x) $19,230,769.23 of the Revolving Credit Facility and (y) $5,769,230.77 of the Term Loan Facility and (xiii) U.S. Bank hereby commits on a several, not joint, basis to provide (x) $19,230,769.23 of the Revolving Credit Facility and (y) $5,769,230.77 of the Term Loan Facility, in each case, subject only to the satisfaction or waiver by the Commitment Parties of the conditions set forth in this Commitment Letter and in the Summary of Conditions Precedent attached hereto as Exhibit B (the “Conditions Annex”).

1. Titles and Roles

It is agreed that (i) JPMorgan will act as the sole and exclusive Administrative Agent (in such capacity, the “Administrative Agent”) for the Facilities, (ii) JPMorgan, BofA Securities, Citi, Barclays, BNPPSC, HSBC, Mizuho, Scotiabank, Truist Securities and KeyBank will act as joint lead arrangers and bookrunners (in such capacities, the “Lead Arrangers”) for the Facilities and (iii) SMBC, UniCredit and U.S. Bank will act as co-documentation agents for the Facilities; provided that, it is understood and agreed that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated by the Term Sheet and the Fee Letters referred to below) will be paid in connection with the Facilities unless you and we shall so agree. It is further agreed that in any Information Materials (as defined below) and all other offering or marketing materials in respect of the Facilities, JPMorgan shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement (JPMorgan in such capacity, the “Lead Left Arranger”) and the other Lead Arrangers shall appear to the right of the Left Lead Arranger in such materials.

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2. Syndication

We intend to syndicate the Facilities (including, in the discretion of each Commitment Party, all or part of its commitment hereunder) to a group of financial institutions (together with the Commitment Parties, the “Lenders”) identified by us and reasonably acceptable to you (such approval not to be unreasonably withheld or delayed). The Lead Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist us in completing a syndication reasonably satisfactory to us and you. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Borrower and the proposed Lenders, in all such cases at times mutually agreed upon, (c) the hosting, with the Lead Arrangers, of one or more meetings (which may be virtual) of prospective Lenders, at times and locations to be mutually agreed upon and (d) as set forth in the next paragraph, assistance in the preparation of materials to be used in connection with the syndication (collectively with the Term Sheet, the “Information Materials”). You hereby authorize the Lead Arrangers to download copies of the Borrower’s trademark logos from its website and (x) in the case of the Lead Left Arranger, post copies thereof and any Information Materials to a deal site on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other similar electronic platform chosen by the Lead Left Arranger to be its electronic transmission system (an “Electronic Platform”) established by the Lead Left Arranger to syndicate the Facilities, and to use the Borrower’s trademark logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Facilities or, (y) in the case of any Lead Arranger, with your consent (which consent not to be unreasonably withheld, conditioned or delayed), in any advertisements that we may place after the closing of the Facilities in financial and other newspapers, journals, the World Wide Web, home page or otherwise, at their own expense describing its services to the Borrower hereunder. You also understand and acknowledge that we may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Facilities. The Lead Arrangers agree that the Lenders will not include, as of any date of determination, (a) any person that is a competitor of the Borrower or any of its subsidiaries that has been identified by legal name in writing to the Lead Arrangers, if such identification is made prior to the closing date of the Facilities, or to the Administrative Agent, if such identification is made on or after such closing date, prior to such date (any such person, a “Competitor”) (it being understood that any such identification shall not apply retroactively to disqualify any person that previously acquired an assignment or allocation of, or participation in, the commitments and/or loans under the Facilities), (b) any affiliate of any Competitor that (x) has been identified by legal name in writing to the Lead Arrangers, if such identification is made prior to such closing date, or to the Administrative Agent, if such identification is made on or after such closing date, prior to such date (it being understood that any such identification shall not apply retroactively to disqualify any person that previously acquired an assignment or allocation of, or participation in, the commitments and/or loans under the Facilities), or (y) is clearly (based solely on the similarity of the legal name of such affiliate to the name of the Competitor) an affiliate of such Competitor or (c) any financial institutions, investors or other persons designated in writing by you to us prior to the date hereof (or affiliates of the foregoing that are (x) identified in writing from time to time by you to the Lead Arrangers, if such identification is made prior to the closing date of the Facilities, or to the Administrative Agent, if such identification is made on or after such closing date or (y) are clearly identifiable based solely on the similarity of the legal name of such affiliate) (any such person specified in clause (a), clause (b) or clause (c), a “Disqualified Institution” and collectively, the “Disqualified Institutions”); provided, that, following the closing date of the Facilities, (i) any changes or additions to the list of Disqualified Institution shall be delivered via email to the Administrative Agent at JPMDQ_Contact@jpmorgan.com (the “Notice Email Address”), (ii) with respect to clause (a) and clause

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(b) above, the Borrower shall be permitted to update such list from time to time, (iii) any such updates to the list of Disqualified Institutions shall not become effective until after at least two (2) business days after notice thereof by the Borrower is furnished to the Administrative Agent at the Notice Email Address, (iv) the foregoing shall not apply retroactively to disqualify any person that previously acquired an assignment or allocation of, or participation in, the commitments and/or loans under the Facilities to the extent such person was not a Disqualified Institution at the time of such allocation or trade, (v) the Administrative Agent shall have the right to post the list of Disqualified Institutions (as updated and supplemented from time to time) on the Electronic Platform and to provide the list of Disqualified Institutions (as updated and supplemented from time to time) to each Lender requesting the same, (vi) the Disqualified Institutions shall not include any bona fide fixed income investor or debt fund that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business and (vii) the Administrative Agent shall not have any liability or responsibility to ascertain, monitor, enforce or control any assignments to Disqualified Institutions.

You will assist us in preparing Information Materials, including but not limited to a Confidential Information Memorandum or lender slides, for distribution to prospective Lenders. Before distribution of any Information Materials, you agree to execute and deliver to us a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, its affiliates and any of their respective securities (“MNPI”). You also acknowledge that publishing debt analysts employed by the Lead Arrangers and their respective affiliates who do not wish to receive MNPI may participate in any meetings or telephone conference calls held pursuant to clause (c) of the immediately previous paragraph; provided that such analysts shall not publish any information obtained from such meetings or calls (i) until the syndication of the Facilities has been completed upon the making of allocations by the Lead Left Arranger and the Lead Left Arranger freeing the Facilities to trade or (ii) in violation of any confidentiality agreement between you and the applicable Lead Arranger.

Upon agreement on the applicable versions by the Borrower (or its counsel), the Borrower hereby authorizes the Lead Arrangers to distribute draft and execution versions of definitive documentation relating to the Facilities to the prospective Lenders.

The Lead Arrangers will, in consultation with you, manage all aspects of the syndication (in each case subject to the provisions set forth in this Commitment Letter and to your consent rights set forth in the preceding paragraphs), including decisions as to the selection of institutions to be approached (which will not be Disqualified Institutions) and when they will be approached, when their commitments will be accepted, which institutions will participate (which institutions shall be reasonably acceptable to you (such approval not to be unreasonably withheld or delayed)), the allocations of the commitments among the Lenders (which allocations shall be reasonably acceptable to you (such approval not to be unreasonably withheld or delayed)) and the amount and distribution of fees among the Lenders. Each Lead Arranger, in acting as a Lead Arranger, will have no responsibility other than to arrange the syndication as set forth herein and is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the arrangement of the Facilities (including in connection with determining the terms of the Facilities) and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person.

Until the termination of this Commitment Letter, you agree that there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Holdings, the Borrower or any subsidiary of the foregoing (other than accounts receivable sales and factoring transactions); provided, that, subject to the terms and provisions of this Section 2, nothing contained in this paragraph shall prohibit you from contacting banks, investment banks, financial institutions and other persons or entities with whom you have a pre-existing relationship in order to request that they join the syndicate of Lenders.

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3. Information

To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide to the Lead Arrangers all information with respect to the Borrower and the transactions contemplated hereby, including all reasonably available financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that (a) all written information other than the Projections and information of a general economic or industry specific nature in connection with the transactions contemplated hereby (the “Information”) that has been or will be made available to the Lead Arrangers by you or any of your representatives, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements delivered prior to such time) and (b) the Projections that have been or will be made available to the Lead Arrangers by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions (it being understood that the Projections (i) are as to future events, are not to be viewed as facts and the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and (ii) are not a guarantee of performance). If, at any time prior to the termination of this Commitment Letter, you become aware that any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to promptly supplement the Information and/or Projections so that the representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances, it being understood that any such supplement shall cure any breach of such representation. You understand that in arranging and syndicating the Facilities we may use and rely on the Information and Projections without independent verification thereof. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding on you or your affiliates (so long as (x) such confidentiality obligation was not entered into in contemplation of the transactions contemplated hereby and (y) you provide the Lead Arrangers notice that information is being withheld due to the existence of such confidentiality obligation or attorney-client privilege).

4. Fees

As consideration for the commitments of the Commitment Parties hereunder and our agreement to perform the services described herein, you agree to pay to the Commitment Parties the nonrefundable fees set forth in Annex I to the Term Sheet, in the commitment party fee letter dated the date hereof among the Commitment Parties and you (as amended, restated, supplemented or otherwise modified from time to time, the “Commitment Party Fee Letter”) and in the agent fee letter dated the date hereof between JPMorgan and you (as amended, restated, supplemented or otherwise modified from time to time, the “Agent Fee Letter” and, together with the Commitment Party Fee Letter, the “Fee Letters”).

You agree that, once paid, and subject to the occurrence of the Closing Date, the fees or any part thereof payable hereunder or under any Fee Letter shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated by this Commitment Letter are consummated, except as otherwise provided in the applicable Fee Letter or agreed in writing by you and

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the Commitment Parties party to the applicable Fee Letter. All fees payable hereunder and under the Fee Letters shall be paid in immediately available funds in U.S. Dollars and shall not be subject to reduction by way of withholding, setoff or counterclaim or be otherwise affected by any claim or dispute related to any other matter. In addition, all fees payable hereunder shall be paid without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, or will be grossed up by you for such amounts.

5. Conditions

The commitments of the Commitment Parties hereunder to provide the Facilities are subject only to the conditions set forth in the Conditions Annex; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of this Commitment Letter, any Fee Letter and the Credit Documentation) other than the conditions set forth in the Conditions Annex that are expressly stated to be conditions to the availability and initial funding of the Facilities on the Closing Date (and upon satisfaction or waiver by the Commitment Parties of such conditions, the availability and initial funding of the Facilities shall occur).

6. Limitation of Liability, Indemnity, Settlement

(a) Limitation of Liability.

You agree that (i) in no event shall any of the Commitment Parties and their affiliates and their respective officers, directors, employees, advisors, and agents (each, and including, without limitation, each Commitment Party, an “Arranger-Related Person”) have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by you, your affiliates or your respective equity holders arising out of, in connection with, or as a result of, this Commitment Letter, any Fee Letter or any other agreement or instrument contemplated hereby, (ii) no Arranger-Related Person shall have any Liabilities arising from, or be responsible for, the use by others of Information or other materials (including, without limitation, any personal data) obtained through electronic, telecommunications or other information transmission systems, including an Electronic Platform or otherwise via the internet and (iii) you shall not have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, this Commitment Letter, any Fee Letter or any other agreement or instrument contemplated hereby; provided that, nothing in this clause (a) shall relieve you of, or otherwise limit, any obligation you may have to indemnify an Indemnified Person, as provided in clause (b) below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party. You agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-Related Person with respect to any of the foregoing. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

(b) Indemnity.

You agree (A) to (i) indemnify and hold harmless each of the Commitment Parties and their affiliates and their respective officers, directors, employees, advisors, and agents (each, and including, without limitation, each Commitment Party, an “Indemnified Person”) from and against any and all Liabilities and related expenses to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Facilities, the use of the proceeds thereof, any related transaction or the activities performed or the commitments or services furnished pursuant to this Commitment Letter or the role of any Commitment Party in connection therewith or in connection with any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of clause (a) above and the terms of this clause (b)) (each, a “Proceeding”), regardless of whether

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or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by you, your equity holders, affiliates, creditors or any other person and (ii) reimburse each Indemnified Person within 30 days after written demand (together with reasonably detailed backup documentation supporting such demand) for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all Indemnified Persons (taken as a whole) and, if reasonably necessary, one firm of local counsel in each appropriate material jurisdiction, in each case for all Indemnified Persons (taken as a whole) (and, in the case of an actual or reasonably perceived conflict of interest, of one additional firm of counsel and, if reasonably necessary, one additional firm of local counsel in each appropriate material jurisdiction, in each case, for all such similarly affected Indemnified Persons, taken as a whole) and other reasonable and documented out-of-pocket expenses, in each case, incurred in connection with investigating or defending any of the foregoing, regardless of whether or not in connection with any pending or threatened Proceeding to which any Indemnified Person is a party, but excluding, in each case, allocated costs of in-house counsel; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to any Liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to (I) result from the willful misconduct, bad faith or gross negligence of such Indemnified Person in performing its activities or in furnishing its commitment or services under this Commitment Letter or (II) have not resulted from an act or omission by you or any of your affiliates and have been brought by an Indemnified Person against any other Indemnified Person (other than any claims against an Indemnified Person in its capacity or in fulfilling its role as an arranger or agent or any similar role hereunder) and (B) to reimburse the Commitment Parties and their respective affiliates upon presentation of a reasonably detailed backup statement, for all reasonable and documented out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable and documented out-of-pocket fees, charges and disbursements of one firm of counsel to the Lead Arrangers identified in the Term Sheet and one firm of local counsel to the Lead Arrangers in each appropriate material jurisdiction (in each case, except allocated costs of in-house counsel)) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letters and the definitive documentation relating to the Facilities) or the administration, amendment, modification or waiver thereof; provided that, you shall not be liable for any expenses of any other advisors or consultants not approved by you in writing.

7. Affiliate Activities, Sharing of Information, Absence of Fiduciary Relationships

The Commitment Parties may employ the services of their respective affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of the Commitment Parties hereunder. Each Commitment Party shall be responsible for its affiliates’ failure to comply with such obligations under this Commitment Letter.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party or its affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and neither the Commitment Parties nor their affiliates will furnish any such information to other companies. You also acknowledge that the Commitment Parties have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

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You agree that each Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party, on the one hand, and you and your respective equity holders or your and their respective affiliates on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between each Commitment Party and, if applicable, its affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and, if applicable, each of its affiliates, is acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary of you, your management, equity holders, creditors, affiliates or any other person and (iii) with respect to the transactions contemplated hereby or the process leading thereto, each Commitment Party and, if applicable, its affiliates, has not assumed (x) an advisory or fiduciary responsibility in favor of you or your affiliates (irrespective of whether such Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters (which, for the avoidance of doubt, includes acting as a financial advisor to the Borrower or any of its affiliates in respect of any transaction related hereto)) or (y) any other obligation except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (ii) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and the Commitment Parties shall have no responsibility or liability to you with respect thereto, and (iii) the Commitment Parties are not advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby. Any review by any Commitment Party or any of its affiliates of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and shall not be on behalf of the Borrower. The Borrower agrees that it will not claim that any Commitment Party has rendered any advisory services or assert any claim against any Commitment Party based on an alleged breach of fiduciary duty by such Commitment Party in connection with this Commitment Letter and the transactions contemplated hereby or assert any claim based on any actual or potential conflict of interest that might be asserted to arise or result from the engagement of such Commitment Party or any of its affiliates acting as a financial advisor to the Borrower or any of its affiliates, on the one hand, and the engagement of such Commitment Party hereunder and the transactions contemplated hereby, on the other hand.

You further acknowledge that each Commitment Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

8. Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letters nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) to your equityholders and to your and their respective affiliates, officers, directors, agents, employees, advisors, attorneys and accountants, in each case, who are directly involved in the consideration of this matter and for whom you shall be responsible for any breach

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by any one of them of this confidentiality undertaking, (b) as may be compelled in a judicial or administrative proceeding, as otherwise required by law or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree to use commercially reasonable efforts to inform us promptly thereof), (c) if the Commitment Parties consent in writing to such proposed disclosure, (d) to the extent necessary in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter, any such Fee Letter and/or the definitive documentation relating to the Facilities, (e) this Commitment Letter and the contents hereof and the Term Sheet (but not the Fee Letters nor the contents thereof) may be disclosed to the extent such information becomes publicly available other than disclosure by you in violation of the terms hereof or (f) this Commitment Letter and the contents hereof and the Term Sheet (but not the Fee Letters nor the contents thereof) may be disclosed in any public filing with the Securities and Exchange Commission or other regulatory organization; provided that, the foregoing restrictions shall cease to apply (except in respect of the Fee Letters and their terms and substance) on the date that is one year after this Commitment Letter has been accepted by you.

Each Commitment Party will treat all non-public information provided to it by or on behalf of you in connection with the transactions contemplated hereby confidentially and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent any Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation, subpoena or compulsory legal process or upon the request or demand of any regulatory authority (including any self-regulatory authority) or other governmental authority purporting to have jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law or regulation, to inform you promptly thereof prior to disclosure), (b) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates in violation of any confidentiality obligations owing to you hereunder, (c) to the extent that such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you with respect to such information, (d) to the extent that such information is independently developed by such Commitment Party or any of its affiliates, (e) to the other Commitment Parties and such Commitment Party’s affiliates and their and their respective employees, directors, officers, independent auditors, rating agencies, professional advisors and other experts or agents who need to know such information in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information (with such Commitment Party responsible for its affiliates’ compliance with this paragraph), (f) in connection with the exercise of any remedies hereunder or under any Fee Letter or any suit, action or proceeding relating to this Commitment Letter, any Fee Letter or the Facilities and/or (g) to prospective Lenders, hedge providers, participants or assignees (collectively, “Prospective Parties”); provided that no such disclosure shall be made by a Commitment Party or any of its affiliates to any institution that is a Disqualified Institution at the time of such disclosure and, for purposes of clause (g) above, the disclosure of any such information to any Prospective Party shall be made subject to such Prospective Party’s written agreement to treat such information confidentially on substantially the terms set forth in this paragraph. If the Facilities close, each Commitment Party’s obligations under this paragraph shall terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Facilities. Otherwise, the provisions of this paragraph shall expire one year after the date hereof.

Notwithstanding the foregoing, the Borrower hereby expressly permits the Lead Arrangers or the Administrative Agent, as applicable, to provide the list of Disqualified Institutions to potential assignees, including disqualified institutions that are on such list.

9

9. Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the Indemnified Persons and the Arranger-Related Persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by each of the parties hereto. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, the Fee Letters and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. The Borrower consents to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan). Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Term Sheet, the Fee Letters or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the federal or state courts located in the City of New York, Borough of Manhattan.

The Commitment Parties hereby notify the Borrower that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it and its affiliates are required to obtain, verify and record information that identifies Holdings, the Borrower and its subsidiary guarantors, which information includes the name, address, tax identification number and other information regarding Holdings, the Borrower and its subsidiary guarantors that will allow the Commitment Parties to identify Holdings, the Borrower and its subsidiary guarantors in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and Beneficial Ownership Regulation and is effective for each of the Commitment Parties and each of their respective affiliates.

The provisions of this Commitment Letter and/or in any Fee Letter relating to compensation, limitation of liability, indemnification, settlement, affiliate activities, sharing of information, absence of fiduciary relationships, confidentiality (other than as provided in the last two sentences of the second paragraph of Section 8 above), electronic signatures, governing law, waiver of jury trial and waiver of objection to the laying of venue shall remain in full force and effect regardless of whether definitive documentation relating to the Facilities shall be executed and delivered and notwithstanding the termination of this Commitment Letter and/or any Commitment Party’s commitment hereunder; provided that your

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obligations under this Commitment Letter, other than those relating to confidentiality, shall automatically terminate and be superseded by the corresponding provisions of the definitive documentation for the Facilities to the extent covered thereby upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letters, and you shall be automatically released from all liability in connection therewith at such time.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter, the Term Sheet and the Fee Letters by returning to the Commitment Parties party thereto executed counterparts of this Commitment Letter and of the Fee Letters not later than 5:00 p.m., New York City time, on January 13, 2023 (the “Expiration Time”). The commitments of the Commitment Parties hereunder and their agreements herein will expire at the Expiration Time in the event the applicable Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. After your execution and delivery to us of this Commitment Letter and the Fee Letters, the commitments of the Commitment Parties hereunder and their agreements herein shall automatically terminate upon the earliest to occur of (i) the Closing Date, (ii) March 31, 2023 and (iii) the consummation of a Qualifying Public Offering, unless all of the Commitment Parties shall, in their sole discretion, agree to an extension in writing. You shall have the right to terminate commitments of the Commitment Parties and their agreements herein in full (or in part on a pro rata basis among the Commitment Parties; provided that, it is understood and agreed that any partial reduction shall be made first to the Revolving Credit Facility (until the aggregate principal amount of the Revolving Credit Facility is $400,000,000) and then any further partial reduction shall be made on a pro rata basis between the Revolving Credit Facility and the Term Loan Facility) at any time upon written notice to them from you, in each case unless the closing of the Facilities, on the terms and subject to the conditions contained herein and in the applicable definitive documentation relating to the Facilities, has been consummated on or before such date, subject to your surviving obligations as set forth herein.

[Remainder of Page Left Intentionally Blank]

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The Commitment Parties are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Gene Riego de Dios
Name: Gene Riego de Dios
Title: Executive Director

[Signature Page to Commitment Letter]

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Puneet Lakhotia
Name: Puneet Lakhotia
Title: Director

BOFA SECURITIES, INC.

By:	/s/ Zeke Buxton
Name: Zeke Buxton
Title: Managing Director

[Signature Page to Commitment Letter]

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Chris Wood
Name: Chris Wood
Title: Managing Director

[Signature Page to Commitment Letter]

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Sean Duggan
Name: Sean Duggan
Title: Director

[Signature Page to Commitment Letter]

Very truly yours,

BNP PARIBAS SECURITIES CORP.

By:	/s/ Brendan Heneghan
Name: Brendan Heneghan
Title: Director

By:	/s/ Nicole Doche
Name: Nicole Doche
Title: Vice President

BNP PARIBAS

By:	/s/ Nicole Doche
Name: Nicole Doche
Title: Vice President

By:	/s/ Brendan Heneghan
Name:Brendan Heneghan
Title: Director

[Signature Page to Commitment Letter]

Very truly yours,

HSBC BANK USA, N.A.

By:	/s/ Aleem Shamji
Name: Aleem Shamji
Title: Managing Director

[Signature Page to Commitment Letter]

Very truly yours,

MIZUHO BANK, LTD.

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Executive Director

[Signature Page to Commitment Letter]

Very truly yours,

THE BANK OF NOVA SCOTIA

By:	/s/ Luke Copley
Name: Luke Copley
Title: Director

[Signature Page to Commitment Letter]

Very truly yours,

TRUIST SECURITIES, INC.

By:	/s/ Michael Chung
Name: Michael Chung
Title: Managing Director

TRUIST BANK

By:	/s/ Katherine Bass
Name: Katherine Bass
Title: Managing Director

[Signature Page to Commitment Letter]

Very truly yours,

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Allyn A. Coskun
Name:Allyn A. Coskun
Title:Vice President

[Signature Page to Commitment Letter]

Very truly yours,

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Irlen Mak
Name: Irlen Mak
Title: Director

[Signature Page to Commitment Letter]

Very truly yours,

UNICREDIT BANK AG, NEW YORK BRANCH

By:	/s/ Priya Trivedi
Name: Priya Trivedi
Title: Director

By:	/s/ Laura Shelmerdine
Name: Laura Shelmerdine
Title: Director

[Signature Page to Commitment Letter]

Very truly yours,

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Brian Seipke
Name: Brian Seipke
Title: Senior Vice President

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first written above by:

NEXTRACKER LLC

By:	/s/ David Burnett
Name: David Burnett
Title: Chief Financial Officer

[Signature Page to Commitment Letter]

Exhibit A

SENIOR SECURED CREDIT FACILITIES

Summary of Terms and Conditions

January 13, 2023

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached.

I.	Parties

	Borrower:	Nextracker LLC, a Delaware limited liability company (the “Borrower”).

	Holdings:	Nextracker, Inc., a Delaware corporation (“Holdings”), which following the Qualifying Public Offering shall be the direct parent and managing member of the Borrower.

	Guarantors:	Holdings and all direct and indirect wholly-owned domestic restricted subsidiaries of the Borrower, now existing or hereafter created or formed, other than any Immaterial Subsidiary (as defined below) and subject to other customary exclusions, including any subsidiary of the Borrower or any other subsidiary of the Borrower that is a United States person that owns no material assets other than equity interests and/or debt of a “controlled foreign corporation” (the “Guarantors” and together with the Borrower, the “Credit Parties”)

“Immaterial Subsidiary” means, at the date of determination, any subsidiary of the Borrower that accounts for less than (i) 2.5% of the consolidated total revenues of the Borrower and its restricted subsidiaries and (ii) 2.5% of the consolidated total assets of the Borrower and its restricted subsidiaries; provided that, in no event shall (x) the total revenues of all such Immaterial Subsidiaries exceed 5.0% of the consolidated total revenues of the Borrower and its restricted subsidiaries or (y) the total assets of all such Immaterial Subsidiaries exceed 5.0% of the consolidated total assets of the Borrower and its restricted subsidiaries.

Lead Arrangers
	and Bookrunners:	JPMorgan Chase Bank, N.A. (“JPMorgan”), BofA Securities, Inc. (or any of its designated affiliates), Citi (as defined below), Barclays Bank PLC (“Barclays”), BNP Paribas Securities Corp., HSBC Bank USA, N.A. (“HSBC”), Mizuho Bank, Ltd. (“Mizuho”), The Bank of Nova Scotia (“Scotiabank”), Truist Securities, Inc. and KeyBank National Association (“KeyBank”) (each, in such capacity, a “Lead Arranger” and, collectively, the “Lead Arrangers”). For purposes hereof, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as any of them shall determine to be appropriate to provide the services referred to herein.

	Co-Documentation Agents:	Sumitomo Mitsui Banking Corporation (“SMBC”), UniCredit Bank AG, New York Branch (“UniCredit”) and U.S. Bank National Association (“U.S. Bank”).

Administrative Agent
	and Collateral Agent:	JPMorgan (in such capacity, the “Administrative Agent”).

	Lenders:	A syndicate of banks, financial institutions and other entities, arranged by the Lead Arrangers (including JPMorgan, Bank of America, N.A., Citi, Barclays, BNP Paribas, HSBC, Mizuho, Scotiabank, Truist Bank, KeyBank, SMBC, UniCredit and U.S. Bank, collectively, the “Lenders”).

II.	Facilities

A.	Revolving Credit
	Facility:	Five-year revolving credit facility (the “Revolving Credit Facility”; the Lenders under the Revolving Credit Facility, the “Revolving Lenders”) in the amount of up to $500,000,000 (the loans thereunder, together with (unless the context otherwise requires) the Swingline Loans referred to below, the “Revolving Credit Loans” and, the commitments thereunder, the “Revolving Commitments”).

	Maturity and Availability:	The Revolving Credit Facility shall be available on a revolving basis in U.S. Dollars, Euros and any other currency that is (x) a lawful currency that is readily available and freely transferable and convertible into U.S. Dollars and (y) agreed to by the Administrative Agent and each of the Revolving Lenders (collectively, the “Agreed Currencies”) during the period commencing on the Closing Date and ending on the fifth anniversary thereof (the “Revolving Credit Termination Date”). The Revolving Commitments will expire, and the Revolving Credit Loans will mature, on the Revolving Credit Termination Date.

	Letters of Credit:	A portion of the Revolving Credit Facility not in excess of $300,000,000 (the “LC Sublimit”) shall be available for the issuance of letters of credit in Agreed Currencies (the “Letters of Credit”) by the Lead Arrangers (or their affiliates) (each, in such capacity, an “Issuing Lender”), in each case, in an amount equal such Lead Arranger’s (or its affiliate’s) proportionate share of the LC Sublimit (based on their respective Revolving Commitments on the Closing Date). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Credit Termination Date (subject to the ability to cash collateralize any such obligations in an amount as agreed between the Borrower and the applicable Issuing Lender), provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) within one business day. To the extent that the Borrower does not so reimburse an Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse such Issuing Lender on a pro rata basis.

	Swing Line Loans:	A portion of the Revolving Credit Facility not in excess of $50,000,000 shall be available for swing line loans in U.S. Dollars (the “Swing Line Loans”) from JPMorgan (in such capacity, the “Swing Line Lender”) on same-day notice. Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

	Purpose:	The proceeds of the Revolving Credit Loans shall be used for working capital, capital expenditures and other general corporate purposes of the Borrower and its restricted subsidiaries.

B.	Term Loan
	Facility:	Five-year term loan credit facility (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Facilities”) in the amount of up to $150,000,000 (the loans thereunder, the “Term Loans” and together with the Revolving Credit Loans, the “Loans”).

	Availability:	The Term Loans shall be made in U.S. Dollars in a single draw on the Closing Date. Repayments and prepayments of the Term Loans may not be reborrowed.

	Maturity and Amortization:	The Term Loans will mature on the fifth anniversary of the Closing Date (the “Term Loan Maturity Date”).

The Term Loans shall be repayable in equal quarterly installments on the last day of each fiscal quarter ended after the Closing Date as set forth below. The balance of the Term Loans will be repayable on the Term Loan Maturity Date.

Period	Repayment Amount per Quarter
From the Closing Date through the fourth full fiscal quarter ended after the Closing Date	None

From the fifth full fiscal quarter ended after the Closing Date through the eighth full fiscal quarter ended after the Closing Date	0.625% of the original aggregate principal amount of the Term Loan Facility on the Closing Date

From the ninth full fiscal quarter ended after the Closing Date and thereafter	1.25% of the original aggregate principal amount of the Term Loan Facility on the Closing Date

	Purpose:	The proceeds of the Term Loans shall be used (a) together with cash on hand at the Borrower and its subsidiaries, to make the Closing Date Distribution (as defined below) and (b) to the extent not used in connection with the foregoing clause (a), for working capital, capital expenditures and other general corporate purposes of the Borrower and its restricted subsidiaries.

C.	Incremental
	Facilities:	The definitive financing documentation with respect to the Facilities (the “Credit Documentation”) will permit the Borrower to (i) add one or more incremental term loan facilities and/or to increase any existing term loan facility (each, an “Incremental Term Facility”) and/or (ii) increase commitments under the Revolving Credit Facility (any such increase, an “Revolving Incremental Increase”; the Revolving Incremental Increase and the Incremental Term Facilities are collectively referred to as the “Incremental Facilities”) in an aggregate principal amount equal to (a) $100,000,000 plus (b) an additional amount such that, after giving pro forma effect to the incurrence of such Incremental Facility (assuming all commitments under any Revolving Incremental Increase are fully drawn but without giving effect to any substantially concurrent incurrence of any Incremental Facility under clause (a)), the Secured Net Leverage Ratio (as defined below) is equal to or less than 3.00:1.00, subject to customary terms and conditions. The Incremental Facilities may be provided by existing Lenders or new lenders selected by Borrower and reasonably acceptable to (x) Administrative Agent (in its capacity as such) and (y) in the case of any Revolving Incremental Increase, the Issuing Lenders and Swingline Lender, in each case in the case of this clause (y), if such consent would be required for an assignment of Revolving Credit Loans to such incremental lenders.

“Secured Net Leverage Ratio” means the ratio of (a) Consolidated Secured Debt (to be defined in the Credit Documentation) (net of unrestricted cash and cash equivalents of up to the lesser of (x) $200,000,000 and (y) 100% of EBITDA) to (b) EBITDA for the four most recently ended fiscal quarters.

III.	Collateral and Security

	Guarantees:	All obligations of the Borrower and Guarantors under the Facilities and, at the option of the Borrower, under any currency, interest rate protection or other hedging agreement (but excluding any Excluded Swap Obligation (to be defined in the Credit Documentation)) and any cash management arrangement, in each case, entered into by the Borrower or any of its restricted subsidiaries with the Administrative Agent, a Lender or a Lead Arranger or an affiliate of the Administrative Agent, a Lender or a Lead Arranger (collectively, the “Obligations”) will be unconditionally guaranteed on a joint and several basis by the Borrower (other than in respect of its own obligations) and the Guarantors.

	Security:	The Obligations will be secured by a first priority (subject to permitted liens) pledge of the Collateral (as defined below); provided that, upon the Borrower achieving an Investment Grade Rating (as defined below) and provided that (x) no event of default is continuing and (y) any lien on the Collateral securing any incremental equivalent debt referred to below shall be released concurrently with (or prior to) the release of the liens in favor of the Administrative Agent, the Obligations will no longer be required to be secured and any existing security will be released (this proviso, the “Investment Grade Fall-Away”); provided, further, that if, after such release, the Borrower shall cease to have an Investment Grade Rating, the Borrower shall cause the Credit Parties to secure the Obligations with a first priority (subject to permitted liens) security interest in the Collateral.

“Collateral” means (a) prior to the Total Net Leverage Ratio (as defined below) exceeding the Applicable Total Net Leverage Ratio (as defined below), the Equity Interest Collateral (as defined below) and (b) thereafter, substantially all Subject Assets (as defined below), subject to customary exceptions to be agreed.

“Equity Interest Collateral” means (x) 100% of the equity interests in all domestic restricted subsidiaries (other than any Immaterial Subsidiary) directly held by each Credit Party and (y) 65% of the equity interests in all foreign restricted subsidiaries (other than any Immaterial Subsidiary) directly held by each Credit Party.

“Total Net Leverage Ratio” means the ratio of (a) Consolidated Funded Indebtedness (to be defined in the Credit Documentation) (net of unrestricted cash and cash equivalents of up to the lesser of (x) $200,000,000 and (y) 100% of EBITDA) to (b) EBITDA for the four most recently ended fiscal quarters.

“Applicable Total Net Leverage Ratio” means 3.00:1.00.

“Investment Grade Rating” means a public corporate credit rating equal to or higher than Baa3 (or the equivalent), BBB- (or the equivalent) and BBB- (or the equivalent) from two of the three of Moody’s, S&P and Fitch, respectively.

“Subject Assets” means all of the assets of the Borrower and the Guarantors.

IV.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and
	Commitment Reductions:	Loans may be prepaid and commitments may be reduced by the Borrower in minimum amounts to be agreed upon without payment of any prepayment fee, premium or penalty (other than payment of customary Term Benchmark breakage amounts).

	Mandatory Prepayments:	With respect to Term Loans, mandatory prepayments of Term Loans shall be required from:

(a) 100% of the net cash proceeds from any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) in excess of an annual threshold of $25,000,000 by the Borrower and its restricted subsidiaries (subject to customary reinvestment rights if reinvested within twelve months of such sale or disposition (or committed to be reinvested within such twelve month period and reinvested within six months thereafter) and other customary exceptions to be agreed (including with respect to repatriation)), with step-downs to 50% and 0% at Total Net Leverage Ratios (i) less than or equal to the Total Net Leverage Ratio that is 0.25:1.00 less than the Total Net Leverage Ratio on the Closing Date but greater than the Total Net Leverage Ratio that is 0.50:1.00 less than the Total Net Leverage Ratio on the Closing Date and (ii) less than or equal to the Total Net Leverage Ratio that is 0.50:1.00 less than the Total Net Leverage Ratio on the Closing Date, respectively; and

(b) 100% of the net cash proceeds from issuances or incurrences of debt by the Borrower and the restricted subsidiaries (other than indebtedness permitted by the Credit Documentation).

The Borrower shall prepay the next eight installments of Term Loans in direct order of maturity and then the remaining installments thereof on a pro rata basis with such net cash proceeds. No prepayment fee, premium or penalty shall be payable in respect of any such prepayment (other than payment of customary breakage amounts).

Revolving Credit Loans will be required to be prepaid if the aggregate revolving credit exposure under the Revolving Credit Facility exceeds the aggregate commitments thereunder.

IV.	Certain Conditions

	Initial Conditions:	The availability of the Facilities shall be subject solely to the applicable conditions set forth in the Conditions Annex (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”).

	On-Going Conditions:	The making of each extension of credit shall be conditioned upon (a) the accuracy of all representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representations) in all material respects (or, with respect to representations and warranties that are expressly stated to be as of an earlier date, true and correct in all material respects as of such earlier date) or in all respects, if qualified as to materiality and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation a “material adverse change” shall mean any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, property or condition (financial or otherwise) of Holdings, the Borrower and its restricted subsidiaries taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to perform the payment obligations under the Credit Documentation or (c) the validity or enforceability of the Credit Documentation, taken as a whole, or the rights or remedies of the Administrative Agent and the Lenders thereunder, taken as a whole.

V.	Certain Documentation Matters

The Credit Documentation shall contain representations, warranties, covenants and events of default (subject to materiality thresholds, baskets, grace periods and other exceptions and qualifications to be mutually agreed) customary for financings of this type, including, without limitation:

Representations and
	Warranties:	Financial statements; absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; governmental approvals and other consents; no litigation; no default; ownership of property; liens; intellectual property; taxes; insurance; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; accuracy of disclosure; Office of Foreign Assets Protection Act (“OFAC”), Foreign Corrupt Practices Act (“FCPA”) and other applicable sanctions and anti-corruption laws and regulations, including policies and procedures with respect thereto; solvency; creation, validity, perfection and priority of security interests; affected financial institutions; and Beneficial Ownership Regulations.

Affirmative Covenants:	Delivery of financial statements, reports, projections, officers’ certificates, ratings changes, annual budget and other information reasonably requested by the Lenders; notices of defaults and events of default, litigation and other materially adverse events; payment of other obligations; continuation of business and maintenance of existence and rights and privileges; compliance with laws (including environmental laws), and maintenance of effective compliance policies and procedures regarding anti-corruption and Sanctions laws; maintenance of property and insurance; maintenance of books and records; right of the Administrative Agent and, if an event of default has occurred and is continuing, the Lenders to inspect property and books and records; use of proceeds as stated and in a manner not in violation of federal reserve regulations, applicable sanctions laws or anti-corruption laws (including FCPA); Beneficial Ownership Regulation; assurance of accuracy of information; quarterly MD&A and conference call with lenders (which may be satisfied with a public earnings call for the applicable period) and further assurances (including, without limitation, with respect to security interests in after-acquired property).

Financial Covenant:	Maximum Total Net Leverage Ratio of 4.50:1.00, with step-downs to (x) 4.25:1.00 beginning with the fiscal quarter ended December 31, 2023 and (y) 4.00:1.00 beginning with the fiscal quarter ended June 30, 2024 (the “Financial Covenant”); provided that (i) at the Borrower’s election (and such election, a “Qualified Acquisition Election”), if the Borrower or any of its restricted subsidiaries shall have made a Qualified Acquisition (to be defined in the Credit Documentation), the Total Net Leverage Ratio for each of the four fiscal quarters of the Borrower immediately following such Qualified Acquisition, commencing with the fiscal quarter during which such Qualified Acquisition is consummated (the “Leverage Increase Period”), shall not be greater than 0.50:1.00 higher than the otherwise applicable maximum Total Net Leverage Ratio at such time, (ii) if the Borrower requests a Leverage Increase Period, then the next request for a Leverage Increase Period may not occur until the Total Net Leverage Ratio has been at or below the then applicable maximum Total Net Leverage Ratio (for the avoidance of doubt, without giving effect to any Qualified Acquisition Election) for at least two fiscal quarters subsequent to the prior Leverage Increase Period and (iii) the Borrower may make no more than three Leverage Increase Period elections throughout the life of the Credit Documentation.

Negative Covenants:	Limitations on: indebtedness (including preferred stock of restricted subsidiaries) (which shall permit, in addition to a general basket to be agreed, incremental equivalent indebtedness on customary terms and indebtedness relating to letters of credit in an amount and on terms to be agreed, unlimited indebtedness (any such indebtedness, “Ratio Debt”) subject to no continuing event of default and pro forma compliance with the Financial Covenant; provided that, (1) except with respect to Ratio Debt in an aggregate amount not to exceed 75.0% of EBITDA (with a corresponding starter basket), the stated maturity date of any Ratio Debt shall not be less than 91 days following the latest maturity date applicable to any loan or commitment under the Credit Documentation at such time and the weighted average life to maturity of any Ratio Debt shall not be shorter than the weighted average life to maturity of any then-existing term loans under the Credit Documentation and (2) the aggregate amount of Ratio Debt incurred by non-Credit Parties that are restricted subsidiaries shall not exceed an amount to be agreed); liens (which shall permit, (i) liens on Collateral securing the Incremental Facilities and incremental equivalent indebtedness on customary terms (but which shall prohibit other liens on Subject Assets subject to exceptions to be agreed) and (ii) additional liens on assets other than Subject Assets in an aggregate amount not to exceed the greater of (x) $50.0 million and (y) 50.0% of EBITDA); fundamental changes including mergers, consolidations, liquidations and dissolutions; sales of all or substantially all assets, changes in fiscal year and changes in line of business; disposition of assets; (including through sale and leaseback transactions); dividends and other restricted payments in respect of capital stock (which shall permit, in addition to (1) a distribution in an amount not to exceed $175,000,000 made on (or, within two (2) business days after) the Closing Date to certain equityholders of the Borrower (or a direct or indirect parent thereof) that were equityholders immediately prior to giving effect to the Qualifying Public Offering (this clause (1), the “Closing Date Distribution”), (2) payments pursuant to a tax receivable agreement to certain equityholders of the Borrower (or a direct or indirect parent thereof) that were equityholders immediately prior to giving effect to the Qualifying Public Offering and (3) a general basket to be agreed (which shall be subject to no continuing event of default and pro forma compliance with the Financial Covenant), unlimited restricted payments subject to no continuing event of default and pro forma compliance with a Total Net Leverage Ratio of less than or equal to 3.25:1.00); investments and acquisitions (which shall permit, in addition to a general basket to be agreed, unlimited investments subject to no continuing payment or bankruptcy event of default and pro forma compliance with a Total Net Leverage Ratio of less than or equal to 3.75:1.00); optional payments and modifications of subordinated and junior lien debt instruments (which shall permit, in addition to a general basket to be agreed, unlimited optional payments of such debt instruments subject to no continuing event of default and pro forma compliance with a Total Net Leverage Ratio of less than or equal to 3.25:1.00); transactions with affiliates; restrictive agreements; use of proceeds as stated and in a manner not in violation of federal reserve regulations, applicable sanctions laws or anti-corruption laws (including FCPA); and a passive holding company covenant.

It is understood and agreed that the Credit Documentation shall prohibit the sale, lease, conveyance, assignment, transfer or other disposition (including pursuant to an exclusive license) by any Credit Party of intellectual property that is material to the operation of the business of Holdings, Borrower and its restricted subsidiaries, taken as a whole (any such intellectual property, “Material IP”), to any Subsidiary (or affiliate thereof) who is not a Credit Party (including, for the avoidance of doubt, any Unrestricted Subsidiary (as defined below)), other than non-exclusive licenses, sublicenses or cross-licenses of intellectual property in the ordinary course of business and which do not materially interfere with the business of Holdings, Borrower and its restricted subsidiaries, taken as a whole.

Unrestricted Subsidiaries:	The Credit Documentation will contain provisions pursuant to which the Borrower will be permitted to designate (or re-designate) any existing or subsequently acquired or organized restricted subsidiary as an “unrestricted subsidiary” (each, an “Unrestricted Subsidiary”) and designate (or re-designate) any such Unrestricted Subsidiary as a restricted subsidiary; provided, that (i) after giving effect to any such designation or re-designation, (x) no event of default will exist (including after giving effect to the reclassification of any investment in, indebtedness of, and/or lien on the assets of, the relevant subsidiary) and (y) the Borrower shall be in compliance with the Financial Covenant on a pro forma basis, (ii) no subsidiary may be designated as an Unrestricted Subsidiary if (x) it is a “restricted subsidiary” under any other material indebtedness or (y) it or any of its subsidiaries owns, licenses or otherwise holds any Material IP other than non-exclusive licenses, sublicenses or cross-licenses of intellectual property in the ordinary course of business and which do not materially interfere with the business of Holdings, Borrower and its restricted subsidiaries, taken as a whole, and (iii) any subsidiary of an Unrestricted Subsidiary will automatically be deemed to be an Unrestricted Subsidiary. For the avoidance of doubt, any designation of a restricted subsidiary as an Unrestricted Subsidiary will be deemed to be an investment in such Unrestricted Subsidiary in an amount equal to the fair market value of the net assets of such subsidiary at the time of designation.

Events of Default:	Nonpayment of principal or L/C reimbursement when due or non-payment of any prepayment on the date established by Borrower notice; nonpayment of interest, fees or other amounts after five business days; inaccuracy of representations and warranties in any material respect; violation of covenants (subject to (a) no grace period in the case of a failure to comply with the Financial Covenant, the negative covenants or with the following affirmative covenants: legal existence of the Borrower, delivery of notice of a default or event of default and use of proceeds, (b) a five day grace period in the case of a failure to deliver financial statements or projections and (c) a 30 day grace period for all other affirmative covenants); cross-default; bankruptcy events (excluding with respect to immaterial subsidiaries); certain ERISA events; material judgments; change of control (the definition of which is to be agreed); and failure of the Credit Documentation (or any material provision thereof, taken as a whole) to be in full force and effect or such effectiveness is contested by any Credit Party (or affiliate thereof) (including any actual or asserted invalidity of guarantees, liens or security documents, or non-perfection of any security interest).

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders (excluding defaulting lenders) holding not less than a majority of the aggregate amount of the Term Loans, Revolving Credit Loans, participations in Letters of Credit and Swingline Loans and unused Revolving Commitments (the “Required Lenders”), except that (a) the consent of each Lender affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of amortization (excluding any mandatory prepayments) or final maturity of any Loan, (ii) reductions in the rate of interest (excluding any waiver of default interest) or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (iv) changes in the pro rata sharing provisions or any “waterfall” provisions and (b) the consent of 100% of the Lenders shall be required with respect to modifications to any of the voting percentages, the assignment or transfer of any of the Borrower’s rights or obligations, the release of all or substantially all of the collateral or guarantees (other than permitted releases) and the subordination of (x) the liens securing the Obligations or (y) the Obligations in right of payment, in each case, to the obligations under any indebtedness (“Priming Debt”); provided that such 100% consent with respect to Priming Debt shall not apply with respect to (i) a “roll up” debtor-in-possession financing and (ii) any transaction in respect of Priming Debt (a “Priming Transaction”) so long as the Borrower offered to each Lender directly and adversely affected by such Priming Transaction a bona fide opportunity to ratably participate in such Priming Transaction on the same terms as the other lenders participating in such Priming Transaction.

The Credit Documentation shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as the Required Lenders shall have consented thereto.

Defaulting Lender:	The Credit Documentation will contain defaulting Lender provisions addressing, among other things, voting rights, reallocation of credit exposure among non-defaulting Lenders and to the extent applicable, cash collateralization of the Issuing Lenders’ and Swingline Lender’s exposure to defaulting Lenders.

Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, conditioned or delayed, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) a payment or bankruptcy event of default has occurred and is continuing; provided that, the Borrower shall be deemed to have consented to an assignment of (x) Revolving Credit Loans or Revolving Commitments unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) business days and (y) Term Loans unless it shall have objected thereto by written notice to the Administrative Agent within five (5) business days after having received notice thereof, (b) the Administrative Agent, unless Term Loans are being assigned to a Lender, an affiliate of a Lender or an approved fund, and (c) in connection with assignments of Revolving Commitments, the Issuing Lenders and Swingline Lender. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an Approved Fund), the minimum assignment amount shall be $5,000,000, in the case of Revolving Credit Loans or Revolving Commitments, and $1,000,000, in the case of Term Loans, unless a lesser amount shall be agreed by the Borrower and the Administrative Agent. The Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with each assignment.

The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Revolving Credit Facility only upon request.

No assignments or participations shall be permitted to be made to natural persons, defaulting lenders or Disqualified Institutions.

Buybacks:	Borrower shall have the right, at its option, to repurchase the Term Loans and any Incremental Term Loans pursuant to Dutch auctions or open market repurchases on terms and conditions (including buyback mechanics) to be mutually agreed; provided that (x) any Term Loans or Incremental Term Loans purchased by the Borrower shall be retired and promptly cancelled and (y) the Borrower shall not use the proceeds of the Revolving Credit Facility to acquire such Term Loans.

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Term Benchmark Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto. The Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III (and all requests, rules, guidelines or directives relating to each of the foregoing or issued in connection therewith) shall be deemed to be changes in law after the Closing Date regardless of the date enacted, adopted or issued.

Limitation of Liability, Expenses and Indemnity:	The Administrative Agent, the Lead Arrangers, the Lenders and the Issuing Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) shall not have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by Holdings, the Borrower or any of their respective subsidiaries arising out of, in connection with, or as a result of, the Facilities or the Credit Documentation. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arrangers associated with the syndication of the Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment, modification or waiver with respect thereto (in the case of counsel, limited to the reasonable and documented out-of-pocket fees of one primary counsel to the Administrative Agent and the Lead Arrangers (taken as a whole) and one firm of local counsel in each material jurisdiction to the Administrative Agent and the Lead Arrangers (taken as a whole)) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Lenders and the Issuing Lenders (in the case of counsel, limited to the reasonable and documented out-of-pocket fees of one primary counsel to the Administrative Agent, the Lenders and the Issuing Lenders (taken as a whole), one firm of local counsel in each material jurisdiction to the Administrative Agent, the Lenders and the Issuing Lenders (taken as a whole) and, in the case of an actual or reasonably perceived conflict of interest, of one additional firm of counsel and one additional firm of local counsel in each material jurisdiction, in each case, for all such similarly affected entities, taken as a whole) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Lead Arrangers, the Lenders and the Issuing Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) (each a “Indemnified Person”) will be indemnified and held harmless against, any Liabilities or expenses (in the case of counsel, limited to one firm of counsel for all Indemnified Persons (taken as a whole) and one firm of local counsel in each material jurisdiction, in each case for all Indemnified Persons (taken as a whole) (and, in the case of an actual or reasonably perceived conflict of interest, of one additional firm of counsel and one additional firm of local counsel in each material jurisdiction, in each case, for all such similarly affected Indemnified Persons, taken as a whole)) incurred by such Indemnified Person in connection with or as a result of (i) the execution and delivery of the Credit Documentation and any agreement or instrument contemplated thereby; (ii) the funding of the Facilities, issuance of letter of credit thereunder, or the use or the proposed use of proceeds thereof; (iii) any act or omission of the Administrative Agent in connection with the administration of the Credit Documentation; (iv) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by Holdings, the Borrower or any of their respective subsidiaries, or any environmental liability resulting from the handling of hazardous materials or violation of environmental laws, related in any way to Holdings, the Borrower or any of their respective subsidiaries; and (v) any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding (each, a “Proceeding”) in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of the limitation of liability and indemnification referred to above), regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by the Borrower, its affiliates or equity holders or any other party; provided that such indemnification shall not, as to any Indemnified Person, be available to the extent that such Liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have (a) resulted primarily from the gross negligence, bad faith or willful misconduct of such Indemnified Person in performing its activities or in furnishing its commitments or services under the Credit Documentation, (b) have not resulted from an act or omission by the Borrower or any of its affiliates and have been brought by an Indemnified Person against any other Indemnified Person (other than any claims against the Administrative Agent or a Lead Arranger in its capacity or in fulfilling its role as an arranger or agent or any similar role under the Credit Documentation) or (c) arisen from a material breach of the obligations of such Indemnified Person under the Credit Documentation.

EU/UK Bail-in:	The Credit Documentation shall contain customary European Union/United Kingdom Bail-in provisions.

ERISA Fiduciary Status:	The Credit Documentation shall contain Lender representations as to fiduciary status under ERISA.

Delaware Divisions:	The Credit Documentation shall contain customary provisions related to divisions and plans of division under Delaware law.

Erroneous Payments:	The Credit Documentation shall contain provisions regarding erroneous payments, which shall be based on the Administrative Agent’s customary language for such provisions.

QFC Stay Regulations:	The Credit Documentation shall contain customary provisions related to Qualified Financial Contracts.

Governing Law:	State of New York.

Forum:	United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof.

Counsel to the Administrative Agent and the Lead Arrangers:	Simpson Thacher & Bartlett LLP.

Annex I

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

(a) in the case of Loans denominated in U.S. Dollars:

(i) the ABR plus the Applicable Margin for ABR Loans; or

(ii) the Adjusted Term SOFR Rate plus the Applicable Margin for Term Benchmark Loans; and

(b) in the case of Loans denominated in Euros, the Adjusted EURIBOR Rate plus the Applicable Margin for Term Benchmark Loans;

provided, that all Swing Line Loans shall bear interest based upon the ABR.

As used herein:

“ABR” means the highest of (i) the rate of interest last quoted by The Wall Street Journal in the U.S. as the prime rate in effect (the “Prime Rate”), (ii) the NYFRB Rate from time to time plus 0.5% and (iii) the Adjusted Term Benchmark Rate for a one month interest period plus 1%. If the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00%.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of calculating such rate.

“Adjusted Term SOFR Rate” means the Term SOFR Rate plus 0.10%; provided that, if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of calculating such rate.

“Applicable Margin” means a percentage per annum determined in accordance with the pricing grid attached hereto as Annex I-A.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Floor” means the benchmark rate floor, if any, provided in the Credit Documentation with respect to the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate, as applicable. For the avoidance of doubt the initial Floor for the Adjusted Term SOFR Rate and the Adjusted EURIBOR Rate shall be zero.

“Interest Period” means, with respect to any Term Benchmark, a period of one, three or six months.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in U.S. Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“SOFR” means, with respect to any business day, a rate per annum equal to the secured overnight financing rate for such business day published by the NYFRB on the NYFRB’s website on the immediately succeeding business day.

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“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in U.S. Dollars for any Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in U.S. Dollars for any Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

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The Credit Documentation will contain provisions to be mutually agreed with respect to a replacement of any Term Benchmark, which shall be based on the Administrative Agent’s customary language for such provisions.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon a Term Benchmark (“Term Benchmark Loans”), on the last day of each relevant interest period and, in any event, at least every three months.

Commitment Fee:	The Borrower shall pay a commitment fee calculated at the rate per annum determined in accordance with the pricing grid attached hereto as Annex I-A on the average daily undrawn portion of the Revolving Commitments, payable quarterly in arrears on each January 15, April 15, July 15 and October 15.

Letter of Credit Fees:	The Borrowers shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Term Benchmark Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders and shall be payable quarterly in arrears on each January 15, April 15, July 15 and October 15.

A fronting fee equal to 0.125% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears on each January 15, April 15, July 15 and October 15 to the applicable Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to each applicable Issuing Lender for its own account.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Revolving Credit Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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Annex I-A

Pricing Grid

Level	Total Net Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin for Term Benchmark Loans	Commitment Fee
I	≤ 0.50:1.00	0.625%	1.625%	0.20%
II	> 0.50:1.00 but ≤ 1.00:1.00	0.750%	1.750%	0.25%
III	> 1.00:1.00 but ≤ 2.00:1.00	0.875%	1.875%	0.30%
IV	> 2.00:1.00	1.000%	2.000%	0.35%

For purposes of the foregoing,

(i) if at any time the Borrower fails to deliver the required financials on or before the date the such required financials are due pursuant to the Credit Documentation, Level IV shall be deemed applicable for the period commencing three (3) business days after the required date of delivery and ending on the date which is three (3) business days after such required financials are actually delivered, after which the Level shall be determined in accordance with the table above as applicable; and

(ii) adjustments, if any, to the Level then in effect shall be effective three (3) business days after the Administrative Agent has received the applicable required financials (it being understood and agreed that each change in Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).

Exhibit B

Summary of Conditions Precedent

Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter (including the Term Sheet attached thereto) to which this Exhibit B is attached.

The availability and initial funding of the Facilities shall be subject solely to the satisfaction or waiver by the Commitment Parties of the following conditions:

1. Each Credit Party shall have executed and delivered the Credit Documentation to which it is a party in form and substance reasonably satisfactory to the Commitment Parties and all documents and instruments required to create and perfect the security interests of the Administrative Agent in the Collateral shall have been executed and delivered to the Administrative Agent and, if applicable, be in proper form for filing.

2. The Lenders, the Administrative Agent and the Commitment Parties shall have received all fees required to be paid, and all expenses for which invoices have been presented at least two business days prior to the Closing Date, on or before the Closing Date.

3. All governmental and third party approvals necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the financing contemplated hereby and the continuing operations of Holdings, the Borrower and its restricted subsidiaries shall have been obtained and be in full force and effect.

4. The Commitment Parties shall have received (i) the audited combined financial statements of the legacy solar tracker business of Flex Ltd (including the Borrower and its subsidiaries) for fiscal years ended March 31, 2021 and March 31, 2022 and (ii) unaudited interim combined financial statements of the legacy solar tracker business of Flex Ltd (including the Borrower and its subsidiaries) for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph and ended at least 60 days prior to the Closing Date.

5. So long as requested in writing at least ten days prior to the Closing Date, the Administrative Agent shall have received, at least five days prior to the Closing Date, all documentation and other information regarding the Credit Parties requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

6. So long as requested in writing at least ten days prior to the Closing Date, the Administrative Agent and each requesting Lender shall have received, at least five days prior to the Closing Date, in connection with applicable “beneficial ownership” rules and regulations, a customary certification regarding beneficial ownership or control of the Borrower in a form reasonably satisfactory to the Administrative Agent and each requesting Lender.

7. The Administrative Agent and the Lenders shall have received customary lien searches in the relevant jurisdictions and such legal opinions and documents and certificates relating to the solvency (on a consolidated basis) of Holdings, the Borrower and its restricted subsidiaries and the organization, existence and good standing of the Credit Parties and the authorization of the Facilities, customary for transactions of this type and in form and substance reasonably satisfactory to the Administrative Agent.

8. Holdings shall have consummated, on or prior to, or substantially simultaneous with, the Closing Date, an initial public offering in all material respects in accordance with the Form S-1 of Holdings as filed with the United States Securities and Exchange Commission on January 13, 2023, that yields gross proceeds of at least $200,000,000 (any such initial public offering, a “Qualifying Public Offering”).

9. On the Closing Date, after giving effect to the transactions contemplated hereby, none of Holdings, the Borrower or any of its restricted subsidiaries shall (i) have (or guarantee) any indebtedness for borrowed money other than the Facilities and other indebtedness permitted pursuant to the Credit Documentation or (ii) suffer to exist any liens upon any of its property, assets or revenues other than liens permitted pursuant to the Credit Documentation.

10. (i) The representations and warranties of the Borrower and the other Credit Parties in the Credit Documentation are true and correct in all material respects as of the Closing Date (or, with respect to representations and warranties that are expressly stated to be as of an earlier date, true and correct in all material respects as of such earlier date) or in all respects, if qualified as to materiality, (ii) no default or event of default has occurred and is continuing as of such date or would immediately result from the transactions contemplated to occur on the Closing Date and (iii) the Administrative Agent shall have received a certificate, dated the Closing Date and signed by the president, a vice president, a financial officer or a similar officer of the Borrower, certifying as to clauses (i) and (ii) above.

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